Exhibit 10.8

EXECUTION COPY

February 12, 2018

Nationstar Mortgage Holdings Inc.

8950 Cypress Waters Blvd

Coppell, TX 75019

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among WMIH Corp., a Delaware corporation (“Parent”), Nationstar Mortgage Holdings Inc., a Delaware corporation (the “Company”), and Wand Merger Corporation, a Delaware corporation (“Merger Sub”). Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings ascribed to them in the Merger Agreement.

In consideration of the mutual agreements, provisions and covenants contained herein, and in furtherance of the transactions contemplated by the Merger Agreement, and intending to be legally bound hereby, the Company and FIF HE Holdings LLC, a Delaware limited liability company (the “Stockholder”), hereby agree as follows:

1. Reimbursement of Expenses. The Company shall, from time to time, promptly reimburse the Stockholder for its and its Affiliates’ reasonable and documented, out-of-pocket fees and expenses incurred prior to the Closing in connection with the Merger Agreement, the Fortress Voting Agreement, the other agreements entered into by the Stockholder related to the Merger Agreement and the process leading up to the execution of the foregoing, the transactions contemplated thereby and all negotiations involving the Stockholder relating to any of the foregoing; provided that the aggregate amount to be reimbursed by the Company pursuant to this Section 1 shall not exceed $1,000,000.

2. Cash Election; Enforcement of Transfer Restrictions.

(a) The Stockholder shall make a Cash Election with respect to no less than a number of shares of Company Stock equal to 50% of the shares of Company Stock beneficially owned by the Stockholder as of the date of this Agreement, and the Stockholder will not thereafter revoke such Cash Election prior to the Election Deadline; provided that the Stockholder’s obligation to make such Cash Election is subject to the Company not, without the prior written consent of the Stockholder, modifying, waiving or amending any provision of Section 2.6 of the Merger Agreement related to the Cash Elections or Stock Elections (including the Election Deadline).

(b) The Company shall be an express third party beneficiary to Section 4 of the Fortress Voting Agreement, and the Stockholder makes the representations and warranties set forth therein to the Company.

(c) The Company shall be an express third party beneficiary to Section 5(b) of the Fortress Voting Agreement, and shall be entitled to enforce the restrictions on transfer set forth therein applicable to the Stockholder’s shares of Company Stock as if the Company were a party thereto.

3. Registration Rights. From and after the date of this letter agreement to the date of the Company Meeting at which the Company Stockholder Approval is obtained (the “Approval Date”), the Stockholder shall not deliver to the Company any (a) Demand (as defined in the Stockholders Agreement, dated as of February 17, 2012, by and among the Stockholder and the Company (the “Stockholders Agreement”)) or (b) Shelf Notice (as defined in the Stockholders Agreement), in either case requesting the Company to effect the registration under the Securities Act of any of the Stockholder’s Registrable Securities (as defined in the Stockholders Agreement) on a date that would be on or prior to the Approval Date. Notwithstanding the foregoing, (i) the Stockholder shall be permitted to deliver to the Company a Demand or Shelf Notice prior to the Approval Date if such Demand or Shelf Notice, as applicable, requests that the Registrable Securities specified in such Demand or Shelf Notice be registered on a date following the Approval Date pursuant to a registration statement filed with the SEC, provided that such registration statement is filed with the SEC following the Approval Date (including, for the avoidance of doubt, as soon as one Business Day following the Approval Date) and (ii) the Company hereby agrees to honor, subject to the terms of the Stockholders Agreement, any such Demand or Shelf Notice delivered in accordance with the preceding clause (i).

4. Release. The Company and the Stockholder shall enter into a termination and release agreement to terminate the Stockholders Agreement, with effect from and after the Closing, which agreement shall include a mutual release by the Stockholder and the Company of the other party and their respective Affiliates from all liabilities or obligations arising under the Stockholders Agreement from and after the Closing; provided that, for the avoidance of doubt, such release will not extend to rights or obligations related to other contractual or fiduciary relationships or arrangements between or among the foregoing.

5. Miscellaneous. Sections 10.11 (Governing Law) and 10.7 (Counterparts) of the Merger Agreement are hereby incorporated by reference into this letter agreement, mutatis mutandis, as if they were restated in full, with each reference to “this Agreement” in such sections of the Merger Agreement being deemed a reference to this letter agreement. In the event of a conflict or inconsistency between a term in this letter agreement and the Merger Agreement or the Stockholders Agreement, the terms of this letter agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be executed as of the day and year first written above.

FIF HE Holdings LLC

By:	/s/ Peter Smith
Name:	Peter Smith
Title:	Manager

[Signature Page to Company Side Letter]

NATIONSTAR MORTGAGE HOLDINGS INC.

By:	/s/ Jay Bray
Name:	Jay Bray
Title:	Chairman, President and Chief Executive Officer

[Signature Page to Company Side Letter]